EXHIBIT 99.1
Fifth Street Finance Corp. Releases Its Newsletter for June 2013

WHITE PLAINS, N.Y., June 20, 2013 -- Fifth Street Finance Corp. (NASDAQ:FSC) released its June 2013 newsletter today.

Positioning for Higher Interest Rates while Building the Platform

Stock and bond markets have had a mixed reaction to potentially lower levels of quantitative easing and improving economic data in the U.S. Bonds have sold off while the reaction of stocks has been more muted due to potential headwinds for economic growth from higher interest rates. This dynamic has caused Business Development Companies (BDCs) and other stocks with relatively high dividend yields to generally underperform the broader stock market indices in recent weeks.

Although BDC stocks may have sold off due to investor concern over higher interest rates, the impact should not be uniform across the sector. Several BDCs, including Fifth Street, have taken steps to prepare their balance sheets for higher interest rates by investing in floating rate assets and issuing fixed rate debt. As of March 31, 2013, 74% of our debt investments were floating rate and over 90% of our capital was not directly sensitive to interest rates, taking into account our equity and unsecured notes offerings in April and May.

We expect our portfolio to be incrementally more profitable as short-term interest rates rise because the interest rates on our floating rate loans should reset higher while a portion of our borrowing costs remain at fixed rates. Incremental interest income increases more as interest rates rise because some of our loans have minimum base rates or floors. As interest rates increase above the floors, the level of incremental interest income increases dramatically. For example, a 200 basis point increase in the base rate would generate an annualized $8.4 million increase in interest income offset by an annualized $7.5 million increase in interest expense for a net change of $0.9 million based on our balance sheet as of March 31, 2013. However, if interest rates increase 300 basis points, interest income would increase by an annualized $20.1 million offset by an annualized $11.2 million increase in interest expense for a net change of $8.9 million based on our balance sheet as of March 31, 2013.

Demand from banks for senior assets remains strong and continues to influence overall pricing trends in the middle market. While this makes it challenging to find attractive assets, it does enable Fifth Street to continue to reduce its borrowing costs. We are currently in discussions with our lenders about further reducing costs and improving terms of our credit facilities.

Deal Flow Picks Up in the Spring

The arrival of spring coincided with an increase in middle market deal activity, particularly new M&A. Our ability to find good deals is due in large part to our established reputation in the middle market, relationships with sponsors, larger balance sheet and structuring capabilities. We expect June quarter gross originations to be within our guidance range of $100 million to $300 million. Originations benefited from closing our acquisition of Healthcare Finance Group, LLC (“HFG”) as a portfolio company, along with add-on acquisitions from companies currently in the portfolio. Portfolio exits should remain at a level consistent with the prior quarter.

Growth to Enhance Returns

One of our key initiatives is to expand where an acquisition or equity investment creates incremental value. As noted above, we recently closed our portfolio company acquisition of HFG, a leading asset-based and cash flow term loan lender to the healthcare industry. HFG’s management team has an excellent reputation in its industry, a solid long-term track record and a proprietary and highly scalable operating platform. As a portfolio company of Fifth Street, HFG has access to equity and debt capital to help grow its business and unlock incremental value. Ivelin Dimitrov, Fifth Street’s Chief Investment Officer, will oversee our investment as Chairman of the Board of HFG.

Venture lending is another market segment we have explored over the years. It fits well with our existing low cost and diversified liability structure and has the potential to drive meaningful value for shareholders due to higher yields on loans and potential for equity gains from warrants. We are currently evaluating several opportunities in the sector.

We are excited about rolling out new initiatives that fit within Fifth Street’s investment strategy and expanding our platform with the goal of enhancing returns for our shareholders.

Launching New Efforts to Reach Individual Investors

Individual investors have been a growing part of our shareholder base over the last couple of years. To help educate new investors, we plan to launch several new sections of our website at the end of the month with information on Fifth Street and BDCs. Please stay tuned for more information.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.
Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as “believes,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.’s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:
Investor Contact:
Dean Choksi, Senior VP of Finance & Head of Investor Relations
Fifth Street Finance Corp.
(914) 286-6855
dchoksi@fifthstreetfinance.com

Media Contact:
Steve Bodakowski
Prosek Partners
(203) 254-1300 ext. 141
pro-fifthstreet@prosek.com